Exhibit 10.29

THE WARRANT EVIDENCED OR CONSTITUTED HEREBY, AND THE SHARES ISSUABLE HEREUNDER, HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE ACT UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SHARES ISSUABLE UNDER THIS WARRANT ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE SHAREHOLDERS AGREEMENT BY AND AMONG THE HOLDER HEREOF, THE COMPANY AND CERTAIN OTHER PARTIES NAMED THEREIN. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

IDREAMSKY TECHNOLOGY LIMITED

WARRANT TO SUBSCRIBE FOR SERIES B-1 PREFERRED SHARES

Date: May 3, 2012

THIS CERTIFIES THAT, for value received, [Name of Holder as set forth in Annex A] , or its assigns (the “Holder”), is entitled, subject to the terms and conditions of this Warrant, at any time and from time to time during the Exercise Period (as defined below), to subscribe for such number of Series B-1 Preferred Shares with a par value of US$0.001 (the “Warrant Shares”) in the capital of iDreamSky Technology Limited, a company duly incorporated and validly existing under the laws of the Cayman Islands (the “Company”), at the Exercise Price Per Share (as defined below) with a maximum aggregate exercise price of US$[Maximum Aggregate Exercise Price as set forth in Annex A]. The Exercise Price Per Share and number of Warrant Shares are subject to adjustment and change as provided herein. This Warrant is issued pursuant to the Preferred Share Subscription Agreement dated April 13, 2012 (the “Purchase Agreement”), among the Company, the Holder and certain other parties named therein.

1. Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement. As used in this Warrant the following terms shall have the following respective meanings:

“Control” means the power or authority, whether exercised or not, to direct the business, management and policies of a Person, directly or indirectly, or by effective control whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of the board of directors of such Person. The terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Exercise Period” shall mean the later of (i) within twelve (12) months after the Closing, or (ii) at the next round of the Company’s equity financing.

“Exercise Price Per Share” means the per share exercise price of the Warrant Shares which shall equal to a 50% premium to the per share price of the Series B Subscription Price as set forth in the Purchase Agreement, namely US$3.60 per share, as adjusted for stock splits, combinations and the like.

“Permitted Transferee” means an Affiliate of the Holder.

“Person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental authority or other entity of any kind or nature.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder, all as from time to time in effect.

“Warrant” as used herein, shall include this Warrant and any warrant delivered in substitution or exchange therefor as provided herein.

Unless otherwise stipulated, the capitalized definitions used herein shall bear the same meanings as set out in the Purchase Agreement.

2. Exercise of Warrant

2.1. Exercise and Payment. Subject to compliance with the terms and conditions of this Warrant and applicable securities laws, this Warrant may be exercised, in whole or in part, at any time during the Exercise Period by the delivery of notice of exercise substantially in the form attached hereto as Exhibit A (the “Notice of Exercise”), duly executed by the Holder, to the Company at the address provided for notice to the Company under the Purchase Agreement, and within thirty (30) days thereafter, the Holder shall (a) surrender this Warrant to the Company at such address and (b) effect payment to the Company, (i) in cash (by check) or by wire transfer, (ii) by cancellation of indebtedness of the Company owed to the Holder, or (iii) by a combination of (i) and (ii), of an amount equal to the product obtained by multiplying the number of Warrant Shares being subscribed for upon such exercise by the then effective Exercise Price Per Share (the “Exercise Price”). The Warrant will expire if not exercised within the Exercise Period.

2.2. Share Certificates; Fractional Shares. Upon surrender of this Warrant and payment of the Exercise Price by the Holder, the Company shall register the Holder as a member of the Company in the Company’s share register in respect of the number of Warrant Shares issuable upon such exercise, and issue and deliver to the Holder or person(s) entitled to receive the same a certificate or certificates for such number of Warrant Shares issuable upon such exercise at the Company’s expense, together with cash in lieu of any fraction of a Warrant Share equal to the Exercise Price Per Share multiplied by such fraction. No fractional Warrant Share or scrip representing a fractional Warrant Share shall be issued upon an exercise of this Warrant.

2.3 Effective Date of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise and payment by the Holder of the Exercise Price as provided in Section 2.1 above (“Exercise Date”). The person entitled to receive the Warrant Shares issuable upon exercise of this Warrant shall be treated for all purposes as the holder of record of such Warrant Shares from the close of business on the date the Holder is deemed to have exercised this Warrant.

3. Valid Issuance; Taxes. All Warrant Shares issued upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable, and the Company shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof.

4. Adjustment of Exercise Price Per Share and Number of Warrant Shares. The Exercise Price Per Share and number of Warrant Shares issuable upon exercise of this Warrant is subject to adjustment upon occurrence of the following events before the Exercise Date, provided however that the Exercise Price Per Share shall not be below the par value of the Warrant Shares in any event:

4.1. Dividend, Subdivision, Combination or Reclassification of Series B-1 Preferred Shares. If the Company shall, at any time or from time to time, (i) declare a dividend on the Series B-1 Preferred Shares payable in shares of its capital stock (including Series B-1 Preferred Shares), (ii) subdivide the outstanding Series B-1 Preferred Shares, (iii) combine the outstanding Series B-1 Preferred Shares into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the Series B-1 Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then in each such case, the Exercise Price Per Share in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date shall be proportionately adjusted so that the holder of any Warrant exercised after such date shall be entitled to receive, upon payment of the same aggregate amount as would have been payable before such date, the aggregate number and kind of shares of capital stock which, if such Warrant had been exercised immediately prior to such date, such Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification. Any such adjustment shall become effective immediately after the record date of such dividend or the effective date of such subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If a dividend is declared and such dividend is not paid, the Exercise Price Per Share shall again be adjusted to be the Exercise Price Per Share in effect immediately prior to such record date. No such adjustments shall be made if the conversion ratio of such Series B-1 Preferred Shares has already been adjusted proportionately pursuant to the Related Articles in connection with subdivision, combination or reclassification.

4.2. Certain Distributions. If the Company shall, at any time or from time to time, fix a record date for the distribution to all holders of Series B-1 Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness, assets or other property payable in shares of capital stock of the Company (other than dividends payable in capital stock for which adjustment is made under Section 4.1), the Exercise Price Per Share shall be reduced to the price determined by multiplying the Exercise Price Per Share in effect immediately prior to such record date by a fraction (which shall in no event be less than zero), the numerator of which shall be the Exercise Price Per Share on such record date (or, if an ex- dividend date has been established for such record date, on the next day preceding such ex- dividend date), less the fair market value (as determined in good faith by the Board of Directors if in a form other than cash or readily marketable securities) of the portion of the assets, evidences of indebtedness, or other property to be distributed applicable to one share of Series B-1 Preferred Share and the denominator of which shall be such Exercise Price Per Share. However, in each such case, the Holder, upon exercise of this Warrant at any time after the record date of such distribution, except for the Warrant Shares issuable upon such exercise, shall not receive the distributed assets, evidences of indebtedness, or other property to which the Holder would have been entitled upon such effective date or record date if the Holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided herein). Any such adjustment shall become effective immediately after the record date for such distribution. Such adjustments shall be made successively whenever such a record date is fixed. In the event that such distribution is not so made, the Exercise Price Per Share shall be adjusted to the Exercise Price Per Share in effect immediately prior to such record date.

4.3. Other Changes, etc. If the Company at any time or from time to time, after the issuance of this Warrant but prior to the exercise hereof, shall take any action affecting its Series B-1 Preferred Shares similar to or having an effect similar to any of the actions described in Section 4.1, 4.2 or 4.5 (but not including any action described in such Sections) then, and in each such case, the Exercise Price Per Share and number of Warrant Shares shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable under the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the Holder).

4.4. Adjustments to Other Shares. In the event that at any time, as a result of an adjustment made pursuant to this Section 4, the Holder shall become entitled to receive, upon exercise of this Warrant, any shares of capital stock of the Company other than Series B- 1 Preferred Shares, the number of such other shares so receivable upon exercise of this Warrant and the Exercise Price Per Share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Series B-1 Preferred Shares contained in this Section 4 herein.

4.5. Adjustment for Capital Reorganization, Merger or Consolidation. In case of any reorganization of the capital shares of the Company (other than a combination, reclassification or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the assets of the Company then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Holder of this Warrant shall thereafter be entitled to receive, upon exercise of this Warrant, and upon payment of the Exercise Price then in effect, the number of shares or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4. The foregoing provisions of this Section 4.5 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the shares or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per-share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors (including the affirmative vote of the director appointed by the Holder). In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors, including the affirmative vote of the director appointed by the Holder) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

5. Certificate as to Adjustments. In each case of any adjustment in the Exercise Price Per Share, or number or type of shares issuable upon exercise of this Warrant, the chief financial officer (or any person of an equivalent position) of the Company shall compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Exercise Price Per Share. The Company shall promptly send (by facsimile or electronic mail, and by either first class mail, postage prepaid or overnight delivery) a copy of each such certificate to the Holder.

6. Loss or Mutilation. Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant of like tenor as the lost, stolen, destroyed or mutilated Warrant.

7. Reservation of Shares. The Company hereby covenants and agrees that at all times there shall be reserved in the Company’s authorized but unissued share capital for issuance and delivery upon exercise of this Warrant such number of Warrant Shares (or other securities of the Company as are from time to time issuable upon exercise of this Warrant) and Ordinary Shares for issuance on conversion of such Warrant Shares, and the Company shall amend its Memorandum and Articles of Association or other constitutional documents from time to time to increase its authorized share capital as necessary. All such shares shall be duly authorized, and when issued by way of registration in the name of the Holder in the Company’s register of members upon such exercise in accordance with the terms herein, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive and similar rights (“Encumbrances”), except such Encumbrances arising under law or under the Shareholders Agreement. The Holder acknowledges that “reserve,” “reservation” or similar words may have no technical meaning under Cayman Islands laws. For purposes only of this Warrant, “reserve”, “reservation” and similar words shall mean that the Board of Directors of the Company have approved and authorized an intent by the Company to refrain from issuing a number of Warrant Shares sufficient to satisfy the exercise rights of the holder of this Warrant (including Ordinary Shares issuable upon conversion of such Series B-1 Preferred Shares) such that such Warrant Shares (and the Ordinary Shares issuable upon conversion thereof) will remain in the authorized but unissued capital of the Company until, as applicable, this Warrant is exercised in accordance with its terms or the Warrant Shares are converted into Ordinary Shares in accordance with the terms thereof.

8. Transfer and Exchange. Subject to the terms and conditions of this Warrant and the Shareholders Agreement, and compliance with all applicable securities laws, this Warrant and all rights hereunder may be transferred to a Permitted Transferee, by the Holder hereof in person, or by duly authorized attorney, upon surrender of this Warrant properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Upon any permitted partial transfer, the Company will issue and deliver to the Holder a new Warrant or Warrants with respect to the Warrant Shares not so transferred. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that when this Warrant shall have been so endorsed, the person in possession of this Warrant may be treated by the Company, and all other persons dealing with this Warrant, as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding; provided, however, that until a transfer of this Warrant is duly registered on the books of the Company, the Company may treat the Holder hereof as the owner for all purposes.

9. Restrictions on Transfer. The Company shall not transfer or assign its rights or obligations hereunder without the prior written consent of the Holder (or its successors or permitted assigns, as applicable).

10. Representations and Warranties. The Company covenants that the representations and warranties set forth in Section 4 of the Purchase Agreement shall be true and correct in all respects as of the date hereof and as of the Exercise Date, provided that if any such representation or warranty shall become untrue on the Exercise Date, including without limitation due to reason of amendment of the applicable laws by the competent government authorities or due to the action of any third party, the Company shall notify the Holder of such situation promptly after it has become aware of the same.

11. Compliance with Securities Laws. By acceptance of this Warrant, the Holder hereby represents, warrants and covenants that any Warrant Share subscribed for upon exercise of this Warrant or any Ordinary Share acquired upon conversion thereof shall be acquired for investment only and not with a view to, or for sale in connection with, any distribution thereof in the United States; that the Holder has had such opportunity as such Holder has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Holder to evaluate the merits and risks of its investment in the company; that the Holder is able to bear the economic risk of holding such Warrant Shares as may be acquired pursuant to the exercise of this Warrant for an indefinite period; that the Holder understands that the Warrant Shares acquired pursuant to the exercise of this Warrant or Ordinary Shares acquired upon conversion thereof will not be registered under the Securities Act (unless otherwise required pursuant to exercise by the Holder of the registration rights, if any, previously granted to the Holder) and will be “restricted securities” within the meaning of Rule 144 under the Securities Act.

12. No Rights or Liabilities as Shareholders. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder or member of the Company. In the absence of affirmative action by such Holder to subscribe for Warrant Shares by exercise of this Warrant or Ordinary Shares upon conversion thereof, no provisions of this Warrant, and no enumeration herein of the rights or privileges of the Holder hereof shall cause such Holder hereof to be a shareholder or member of the Company for any purpose.

13. Registration Rights. All Warrant Shares issuable upon exercise of this Warrant and Ordinary Shares issuable upon conversion of the Warrant Shares shall be “Registrable Securities” within the meaning of the relevant provisions of the Shareholders Agreement, and are entitled, subject to the terms and conditions of that agreement, to all registration rights granted to the Holder thereunder.

14. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

15. Notices. All notices and other communications from the Company to the Holder shall be given in accordance with the Purchase Agreement.

16. Headings. The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.

17. Law Governing. This Warrant shall be governed in all respects by the laws of the Hong Kong Special Administration Region of the People’s Republic of China without regards to conflicts of law principles.

18. Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Warrant, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other party involved a written request for such consultation.

(b) If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved between them regarding this Warrant in accordance with subsection (a) above, such dispute shall he referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b), subject to the following: (i) the arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules; and (ii) the language of the arbitration shall be English. The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

19. No Impairment. The Company will not cooperate with or facilitate any amendment of its Memorandum and Articles of Association or other constitutional documents, or any reorganization, consolidation, merger, dissolution, issue or sale of shares, sale of assets or any other voluntary action, so as to avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment. Without limiting the generality of the foregoing, the Company (a) will use its best efforts to ensure that the par value of any shares issuable upon the exercise of this Warrant will not be increased above the amount payable therefor upon such exercise, and (b) will take or procure the taking of all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon exercise of this Warrant and fully paid and non-assessable Ordinary Shares upon conversion of such Warrant Shares.

20. Notices of Record Date. In the event:

(a) the Company shall take a record of the holders of its Series B-1 Preferred Shares or Ordinary Shares (or other shares or securities at the time receivable upon the exercise of this Warrant), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of any class or any other securities or to receive any other right; or

(b) of any consolidation or merger of the Company with or into another corporation, any capital reorganization of the Company, any reclassification of the shares of the Company, or any conveyance of all or substantially all of the assets of the Company to another corporation in which holders of the Company’s shares are to receive shares, securities or property of another corporation; or

(c) of any voluntary dissolution, liquidation or winding-up of the Company; or

(d) of any redemption or conversion of all outstanding Ordinary Shares or Series B-1 Preferred Shares;

then, and in each such case, the Company will mail or cause to be mailed to the Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or (ii) the date on which a record is to be taken for a vote on such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion, and the time, if any is to be fixed, as of which the holders of record of Series B-1 Preferred Shares, Ordinary Shares or such shares or securities as at the time are receivable upon the exercise of this Warrant, shall be entitled to exchange their Series B-1 Preferred Shares, Ordinary Shares or such other shares or securities, for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be delivered at least twenty (20) days prior to the date therein specified.

21. Severability. If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

22. Counterparts. For the convenience of the parties, any number of counterparts of this Warrant may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument, but all of which together shall constitute one and the same instrument.

23. Entire Agreement. This Warrant, the Purchase Agreement and the Shareholders Agreement constitute the entire agreement between the Company and the Holder with respect to the Warrant and supersedes all prior agreements and understanding with respects to the subject matter of this Warrant.

24. Binding Effect: Benefits. This Warrant shall inure to the benefit of and shall be binding upon the Company and the Holder and their respective permitted successors and assigns. Nothing in this Warrant, expressed or implied, is intended to or shall confer on any person other than the Company and the Holder, or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Warrant.

25. No Inconsistent Agreements. The Company will not on or after the date of this Warrant enter into any agreement with respect to its Shares which is inconsistent with the rights granted to the Holder or otherwise conflicts with the provisions hereof. The rights granted to Holder hereunder do not in any way conflict with and are not inconsistent with the rights granted to holders of the Company’s Shares under any other agreements, except rights that have been waived.

IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the day and year herein above first written.

iDreamSky Technology Limited

By:
Name:	Chen Xiangyu
Title:	Director

Accepted and agreed,

[Name of Holder in Signature Block as set forth in Annex A]

By:

[Name and Title of the Signatory of the Holder as set forth in Annex A]

EXHIBIT A

FORM OF NOTICE OF EXERCISE

NOTICE OF EXERCISE

To:	iDreamSky Technology Limited (the “Company”)

The undersigned hereby elects to subscribe for [            ] Series B-1 Preferred Shares pursuant to the terms of the attached Warrant (the “Warrant”). Payment of the Exercise Price (as defined in the Warrant) required under the Warrant accompanies this notice or the undersigned herewith tenders payment by wire transfer to an account previously designated by the Company.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

[ ]

By:
Name:
Title:

Annex A

Particulars of Maximum Aggregate Exercise Prices and Holders who executed the Warrant to subscribe for Series B-1 preferred shares, dated May 3, 2012

	Name of Holder	Maximum Aggregate Exercise Price (in US$)	Name of Holder in Signature Block	Name and Title of the Signatory of the Holder
1.	LC Fund V, L.P.	1,864,000	LC Fund V, L.P	Name: Lim Erhai Title: Managing Director

2.	LC Parallel Fund V, L.P.	136,000	LC Parallel Fund V, L.P.	Name: Lim Erhai Title: Managing Director

3.	Redpoint Ventures IV, L.P.	1,950,000	Redpoint Ventures IV, L.P, by its General Partner Redpoint Ventures IV, LLC	Geoffrey Y. Yang, Managing Director

4.	Redpoint Associates IV, LLC	50,000	Redpoint Associates IV, LLC, as nominee	Geoffrey Y. Yang, Managing Director